Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 (248) 291-1210	Contact: Barry Steele Chief Financial Officer (248) 260-2211
InfuSystem Announces Financial Results for
Third Quarter 2026
Investor Conference Call to be held on November 10, 2026 at 9:00 a.m. Eastern Time

Net Revenues of $37.6 million Representing a 3.0% Increase from the Prior Year
Net income of $3.2 million
Adjusted EBITDA (non-GAAP) of $9.4 million
Adjusted EBITDA (non-GAAP) margin expanded by 2% to 25%
Reaffirms Full-Year 2026 Guidance
Rochester Hills, Michigan, November 5, 2026 – InfuSystem Holdings, Inc. (NYSE American:INFU) (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the third quarter ended September 30, 2026.
2026 Third Quarter Overview:
•Net revenues totaled $37.6 million, an increase of 3.0% vs. prior year.
◦Patient Services net revenue was $25.8 million, an increase of 15% vs. prior year.
◦Device Solutions net revenue was $11.8 million, a decrease of 17% vs. prior year.
•Gross profit was $21.7 million, an increase of 4% vs. prior year.
•Gross margin was 58%, an increase of 1% vs. prior year.
•Net income was $3.2 million, or $0.15 per diluted share vs. prior year net income of $2.3 million, or $0.11 per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $9.4 million, an increase of 12% vs. prior year.
•Adjusted EBITDA margin was 24.9%, an increase of 2.1% vs. prior year.
•Company liquidity totaled $64.1 million, as of September 30, 2026.
Management Discussion
Carrie Lachance, Chief Executive Officer of InfuSystem commented, "We delivered another strong quarter, achieving record revenue of $37.6 million. After adjusting for the impact of the previously announced GE Healthcare contract restructuring, pro-forma revenue increased 10.2% compared to the prior-year period. Pro-forma growth has accelerated each quarter this year, up from 1.7% in the first quarter and 7.5% in the second quarter. We also increased Adjusted EBITDA by 12.5% and expanded Adjusted EBITDA margin to 24.9% from 22.8% in the prior-year period. These results reflect continued execution of our profitable growth strategy across our diversified operating platform."
"Growth during the quarter was driven by Oncology, where revenue grew 7.2%, and exceptional performance in Wound Care. Wound Care revenue increased $2.0 million, or 112%, compared to the prior-year period, including approximately $1.6 million of growth from our compression therapy product lines focused on lymphedema treatment. These newer therapy categories continue to build on our established patient services infrastructure and reflect the success of our strategy to expand through manufacturer partnerships and complementary clinic-to-home therapies."
"The previously announced restructuring of our GE Healthcare contract continued to improve profitability during the quarter by reducing costs more than the related reduction in revenue. Combined with ongoing operational improvement initiatives across the business, these efforts contributed to higher margins, stronger earnings and improved cash generation. We also continued to realize the benefits of our ERP implementation, with project-related expenses declining significantly from the prior year as we transitioned from implementation to ongoing optimization and stabilization activities."
"Based on our performance through the first nine months of the year, we are reaffirming our full-year guidance. After adjusting for the impact of the GE Healthcare contract restructuring, we continue to expect pro-forma revenue growth of 6% to 8% for 2026 and Adjusted EBITDA margins in the low-to-mid 20% range. We remain focused on disciplined execution, profitable growth and creating long-term value for our shareholders."
2026 Third Quarter Financial Review
Net revenues for the quarter ended September 30, 2026 (“2026 Third Quarter”) were $37.6 million, an increase of $1.1 million, or 3.0%, compared to $36.5 million for the quarter ended September 30, 2025 (“2025 Third Quarter”). The increase included higher net revenues for the Patient Services segment partially offset by lower net revenues for the Device Solutions segment. As we announced during our review of the 2025 third quarter, we restructured our largest biomedical services contract and, consequently, we started 2026 at a reduced revenue volume of $7.1 million for the full year including a $2.4 million reduction for the 2026 Third Quarter. This was a necessary change that has had an immediate favorable impact on our reported earnings and cash flows since we also achieved an even larger reduction in our expenses. After adjusting for this decrease, our pro-forma growth rate was 10.2% during the 2026 Third Quarter as compared with the prior year period.
Patient Services net revenue of $25.8 million increased $3.4 million, or 15.4%, during the 2026 Third Quarter compared to the prior year period. This increase was primarily attributable to additional treatment volume and increased third-party payer collections in Oncology and Wound Care. The improved volume and collections benefited Oncology revenue by $1.4 million, or 7.2% and Wound Care by $2.0 million, or 112%. The Wound Care net revenues included sales of Pneumatic Compression Devices (PCD’s) and Adjustable Compression Wraps (ACW’s) stemming from two new supplier relationships. In the third quarter of 2025, PCD shipments were limited to initial shipments following the launch with the manufacturer that quarter, while ACWs generated no revenue because the launch with that manufacturer did not occur until the first quarter of 2026.
Device Solutions net revenue of $11.8 million decreased $2.3 million, or 16.6%, during the third quarter of 2026 compared to the prior year period. This decrease included a $1.9 million, or 41.3%, decrease in biomedical services revenue, a decrease in medical equipment sales of $0.4 million, or 27.2%, and a decrease in disposable medical supplies of $0.3 million, or 13.5%. These decreases were partially offset by an increase in equipment rental revenue of $0.3 million, or 6.4%. The decrease in biomedical services revenue reflected a $2.4 million reduction in the volume and service level of devices on contract with GE Healthcare which was restructured during the third quarter of 2025. Additionally, biomedical services revenue during the third quarter of 2025 included a non-recurring $0.6 million adjustment associated with a price increase agreed to in conjunction with the contract restructuring. The price increase was effective for services already rendered but not fully invoiced based on the agreed billing structure. Adjusting for the contract restructuring lost revenue, biomedical services grew year-over-year on a pro-forma basis by 19.8% marking significant progress in replacing the lost GE Healthcare contract revenue volume. The decrease in equipment sales and disposable medical supplies is related to a large customer rental buyout that began in the prior year period. The buyout, which started during the prior year’s first quarter and continued in stages throughout 2025, elevated the amount of equipment sales in the prior year and reduced quarterly rental revenues during the subsequent quarters including the current three-month period. Rental revenues increased during the quarter despite the unfavorable impact from the lost rental revenue due to the rental equipment buyout.
Gross profit for the third quarter of 2026 of $21.7 million increased by $0.9 million, or 4.4%, compared to the third quarter of 2025. This increase was due to the increase in net revenues and by a higher gross profit percentage of net revenue (“gross margin”). Gross margin was 57.8% during the third quarter of 2026 compared to 57.1% during the prior year period, an increase of 0.7%. Gross profit was higher in the Patient Services segment and was lower in the Device Solutions segment. Gross margin was higher for the Device Solutions segment and was lower for the Patient Services segment.
Patient Services gross profit was $15.9 million during the third quarter of 2026, representing an increase of $1.4 million, or 9.6%, compared to the prior year period. The increase reflected the higher net revenue offset partially by lower gross margin, which decreased from the prior year by 3.3% to 61.5%. The decrease in gross margin reflected an unfavorable product mix change toward lower gross margin revenue categories. These impacts were offset partially by improved coverage of fixed costs from higher net revenue and lower pump maintenance expenses. The unfavorable revenue mix impacting gross margin was mainly related to the increase in revenue related to the higher Wound Care net revenue, which has a lower average gross margin than other Patient Services revenue categories. Pump maintenance expenses include annual preventative maintenance certification and repairs and are performed by the Device Solutions segment.
Device Solutions gross profit during the third quarter of 2026 was $5.9 million, which represented a decrease of $0.5 million, or 7.6% due to the decrease in net revenue partially offset by an increase in the gross margin. The Device Solutions gross margin was 49.7% during the current period, which was 4.8% higher than the same prior year period. This increase in gross margin was primarily due to the aforementioned restructuring of the biomedical services contract with GE Healthcare which resulted in reduced expenses greater than the related reduction in net revenue. Reduced contract expenses included a reduction in biomedical personnel, a reduced amount of medical device replacement parts and lower travel expenses. These impacts improved the gross margin for the Device Solutions segment by 5.4%. This benefit was partially offset by the aforementioned 2025 non-recurring $0.6 million price increase adjustment, reducing the gross margin by 2.3%. Additionally, unfavorable product mix weighting, which shifted more to lower gross margin revenues, decreased gross margin by 0.6%. The increased gross margin also included improvements totaling 3.4% attributable to ongoing initiatives focused on improved procurement costs of materials and increased biomedical productivity. These benefits in gross margin were partially offset by cost inflation impacts from increased employee wage rates and higher healthcare expenses, which on a combined basis, reduced the Device Solutions segment gross margin by 1.0%. Higher wages were the result of typical annual merit and cost of living increases, however, the increase in the cost of health care benefits were significantly higher than amounts experienced in prior years.
Selling and marketing expenses were $2.7 million for the third quarter of 2026, representing an increase of $0.3 million, or 14.3%, compared to the prior year. Selling and marketing expenses as a percentage of net revenues increased to 7.2% compared to 6.5% in the prior year period. This increase reflected an increase in commissions, increased travel expenses and inflationary impacts including an increase in employee healthcare expenses. The increase in commissions expense reflected the increase in revenue and a change in revenue mix favoring commission based revenue categories.
General and administrative (“G&A”) expenses for the third quarter of 2026 were $14.1 million, a decrease of $0.3 million, or 2.2%, from the third quarter of 2025. The decrease over the prior year included a $0.6 million reduction in the accrual for management bonuses and a $0.5 million decrease in expenses related to information technology and business applications upgrades including the replacement of the Company’s enterprise resource planning system (“ERP”). The ERP system upgrade project expenses were lower during the current period due to a lower intensity of activities after the system go-live event on March 1, 2026. While additional costs are expected to be incurred during the ongoing post go-live phase to support system stabilization and enhancement activities, project expenses have and are expected to continue to taper down during future quarterly periods. These decreases were partially offset by cost inflation impacts from increased employee wage rates and higher healthcare expenses totaling $0.5 million and a $0.3 million increase in the Company's bad debt accrual. Similar to impacts to gross margin and selling and marketing expenses.
Net income for the Third Quarter of 2026 was $3.2 million, or $0.15 per diluted share, compared to net income of $2.3 million, or $0.11 per diluted share, for the Third Quarter of 2025.
Adjusted EBITDA, a non-GAAP measure, for the third quarter of 2026 was $9.4 million, or 24.9% of net revenue, and increased by $1.0 million, or 12.5%, compared to Adjusted EBITDA for the same prior year quarter of $8.3 million, or 22.8% of prior period net revenue. The increase reflected the higher revenue and gross margin and lower general and administrative expense offset partially by higher selling expenses.
Balance sheet, cash flows and liquidity
During the nine-month period ended September 30, 2026, operating cash flow was $18.1 million, representing a $0.8 million, or 5%, increase over operating cash flow during the same prior year nine-month period. The increase reflected higher operating income offset partially by higher working capital utilization during 2026 as compared to 2025. Operating cash flow for the 2026 Third Quarter was $10.4 million, which was achieved despite approximately $5.0 million of temporary working capital pressure during the quarter related to invoicing and billing process disruptions associated with the Company's ERP implementation. This pressure was not driven by customer demand, reimbursement changes or credit deterioration. Management has implemented corrective actions, and collection trends improved during the quarter and into October as customer billing processes continued to normalize. Based on October collection activity, approximately $1.3 million of this amount has already been converted to cash. Capital expenditures during the nine-month period of 2026 included purchases of medical devices totaling $8.7 million, which was $3.4 million, or 63%, higher than the amount purchased during the same prior year period mainly due to normal variations in the timing of purchases of medical equipment used to replace devices taken out of service or to support new customer growth. Also, during 2026 the Company used cash to repurchase $5.0 million in common stock under the Company’s ongoing share repurchase program.
As of September 30, 2026, available liquidity for the Company totaled $64.1 million and consisted of $55.0 million in available borrowing capacity under its revolving line of credit plus cash and cash equivalents of $9.1 million. Net debt, a non-GAAP measure (calculated as total debt of $19.7 million less cash and cash equivalents of $9.1 million) as of September 30, 2026 was $10.6 million representing a decrease of $5.9 million compared to net debt of $16.4 million as of December 31, 2025 (calculated as total debt of $19.6 million less cash and cash equivalents of $3.2 million). Our ratio of net debt to Adjusted

EBITDA (non-GAAP) for the last four quarters was 0.32 to 1.00 (calculated as net debt of $10.6 million divided by trailing four quarter Adjusted EBITDA of $33.1 million).
Full Year 2026 Guidance

InfuSystem is reaffirming annual net revenue guidance for the full year 2026. After adjusting for the impact of the reduced revenue related to the GE Healthcare contract restructuring, pro-forma net revenue growth is estimated to be between 6% and 8% for 2026. We also are continuing to forecast Adjusted EBITDA margin (non-GAAP) to be in the low-to-mid 20% range. This includes the implementation expenses for the Company's upgraded information technology systems which went on-line on March 1, 2026, as well as modest additional investments in workflow automation and software-enabled process improvements within our Patient Services platform, which are expected to begin in the fourth quarter.

The full year 2026 guidance reflects management’s current expectations for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 27, 2026. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.
Conference Call
The Company will conduct a conference call for all interested investors on Tuesday, November 10, 2026, at 9:00 a.m. Eastern Time to discuss its third quarter 2026 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ or by calling (855) 669-9658 or (412) 317-0088, replay access code 9934256, through February 10, 2027.

Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and net debt to Adjusted EBITDA ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled “GAAP to Non-GAAP Reconciliation” below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures and, therefore, such comparable GAAP measures and reconciliations are excluded from this release in reliance upon applicable SEC staff guidance.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American:INFU), is a leading national healthcare service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services, providing last-mile solutions for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management and Wound Therapy businesses. The second platform, Device Solutions, supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2026 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of disruptions caused by public health emergencies or extreme weather or other climate change-related events, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, global financial conditions and recessionary risks, rising inflation and interest rates, supply chain disruptions, systemic pressures in the banking sector, including disruptions to credit markets, the Company's ability to remediate any material weaknesses in internal control over financial reporting, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent Annual Report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2026	2025	2026	2025

Net revenues	$37,589	$36,488	$108,206	$107,206
Cost of revenues	15,862	15,668	45,384	47,345
Gross profit	21,727	20,820	62,822	59,861

Selling, general and administrative expenses:
Amortization of intangibles	165	214	549	709
Selling and marketing	2,704	2,366	8,773	8,055
General and administrative	14,112	14,429	43,012	42,891

Total selling, general and administrative	16,981	17,009	52,334	51,655

Operating income	4,746	3,811	10,488	8,206
Other expense:
Interest expense	(257)	(330)	(767)	(1,039)
Other income (expense)	55	(54)	111	(41)

Income before income taxes	4,544	3,427	9,832	7,126
Provision for income taxes	(1,388)	(1,168)	(2,428)	(2,535)
Net income	$3,156	$2,259	$7,404	$4,591
Net income per share:
Basic	$0.16	$0.11	$0.37	$0.22
Diluted	$0.15	$0.11	$0.35	$0.22
Weighted average shares outstanding:
Basic	19,976,675	20,413,636	20,085,426	20,779,268
Diluted	21,072,355	20,946,607	20,974,769	21,165,787

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended September 30,		Better/ (Worse)
(in thousands)	2026	2025

Net revenues:
Patient Services	$25,811	$22,363	$3,448
Device Solutions	13,374	16,069	(2,695)
Less: elimination of inter-segment revenues (a)	(1,596)	(1,944)	348
Total Device Solutions	11,778	14,125	(2,347)
Total	37,589	36,488	1,101
Gross profit:
Patient Services	15,873	14,482	1,391
Device Solutions	5,854	6,338	(484)
Total	$21,727	$20,820	$907
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Nine Months Ended September 30,		Better/ (Worse)
(in thousands)	2026	2025

Net revenues:
Patient Services	$72,704	$64,655	$8,049
Device Solutions	40,557	48,148	(7,591)
Less: elimination of inter-segment revenues (a)	(5,055)	(5,597)	542
Total Device Solutions	35,502	42,551	(7,049)
Total	108,206	107,206	1,000
Gross profit:
Patient Services	45,508	41,470	4,038
Device Solutions	17,314	18,391	(1,077)
Total	$62,822	$59,861	$2,961
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME TO EBITDA, ADJUSTED EBITDA, NET INCOME MARGIN, ADJUSTED EBITDA MARGIN AND NET REVENUE GROWTH RATE TO PRO FORMA REVENUE GROWTH RATE:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025

GAAP net income	$3,156	$2,259	$7,404	$4,591
Adjustments:
Interest expense	257	330	767	1,039
Income tax provision	1,388	1,168	2,428	2,535
Depreciation	2,956	3,070	9,001	9,236
Amortization	165	214	549	709

Non-GAAP EBITDA	$7,922	$7,041	$20,149	$18,110

Stock compensation costs	1,244	1,322	3,719	3,091
Medical equipment reserve and disposals (1)	185	(84)	428	231
Management reorganization/transition costs (2)	—	27	—	1,082
Certain other non-recurring costs	2	8	44	149

Non-GAAP Adjusted EBITDA	$9,353	$8,314	$24,340	$22,663

GAAP Net Revenues	$37,589	$36,488	$108,206	$107,206
Net Revenue Growth (Reduction) from Prior Year	3.0%		0.9%
Pro-Forma Net Revenue Adjustment (3)	$—	$(2,369)	$—	$(5,604)
Non-GAAP Pro-Forma Net Revenue	$37,589	$34,119	$108,206	$101,602
Non-GAAP Pro-Forma Net Revenue Growth from Prior Year	10.2%		6.5%
Net Income Margin (4)	8.4%	6.2%	6.8%	4.3%
Non-GAAP Adjusted EBITDA Margin (5)	24.9%	22.8%	22.5%	21.1%
Business Application (“ERP”) Upgrade Investment (6)	$248	$773	$1,573	$1,871
(1)Amounts represent a non-cash (benefit) expense recorded to adjust the reserve for missing medical equipment and is being added back due to its similarity to depreciation.
(2)Includes severance compensation for the outgoing CEO totaling $1.0 million.
(3)Amount represents effect on net revenue related to a restructuring of a Biomedical Services Contract which took effect on January 1, 2026. Net revenue adjustment amount for 2025 presents the impact as though the change in the contract had occurred on January 1, 2025.
(4)Net Income Margin is defined as GAAP Net Income as a percentage of GAAP Net Revenues.
(5)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.
(6)Represents expenses associated with a project to upgrade the Company’s information technology and business applications including a replacement of our main enterprise resource planning (“ERP”) application and includes post go-live stabilization and enhancement activities. The project was launched during the second quarter of 2024 and was completed during the first quarter of 2026. Amounts are included in GAAP net income and have not been added back in the measurement of Non-GAAP Adjusted EBITDA.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	September 30, 2026	December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$9,108	$3,186
Accounts receivable, net	29,554	22,901
Inventories, net	5,151	5,391
Other current assets	4,100	4,858

Total current assets	47,913	36,336
Medical equipment for sale or rental	2,481	4,589
Medical equipment in rental service, net of accumulated depreciation	33,143	34,456
Property & equipment, net of accumulated depreciation	2,752	3,359
Goodwill	3,710	3,710
Intangible assets, net	6,316	6,866
Operating lease right of use assets	3,625	4,178
Deferred income taxes	2,169	4,640
Derivative financial instruments	906	748
Other assets	1,504	1,678

Total assets	$104,519	$100,560

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,945	$10,821
Other current liabilities	7,928	9,361

Total current liabilities	17,873	20,182
Long-term debt	19,687	19,625
Operating lease liabilities, net of current portion	2,809	3,427

Total liabilities	40,369	43,234

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 20,028,177 issued and outstanding as of September 30, 2026 and 20,209,636 issued and outstanding as of December 31, 2025	2	2
Additional paid-in capital	121,728	117,461
Accumulated other comprehensive income	681	565
Retained deficit	(58,261)	(60,702)

Total stockholders’ equity	64,150	57,326

Total liabilities and stockholders’ equity	$104,519	$100,560

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2026	2025

OPERATING ACTIVITIES
Net income	$7,404	$4,591
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	569	102
Depreciation	9,001	9,236
Loss on disposal of and reserve adjustments for medical equipment	854	337
Gain on sale of medical equipment	(323)	(2,282)
Amortization of intangible assets	549	709
Amortization of deferred debt issuance costs	63	61
Stock-based compensation	3,719	3,091
Deferred income taxes	2,429	2,530
Changes in assets - (increase)/decrease:
Accounts receivable	(8,159)	(2,167)
Inventories	720	941
Other current assets	260	(762)
Other assets	555	1,028
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	450	(133)
NET CASH PROVIDED BY OPERATING ACTIVITIES	18,091	17,282

INVESTING ACTIVITIES
Acquisition of business	—	(1,412)
Purchase of medical equipment	(8,712)	(5,341)
Purchase of property and equipment	(321)	(427)
Proceeds from sale of medical equipment, property and equipment	1,280	2,582
NET CASH USED IN INVESTING ACTIVITIES	(7,753)	(4,598)

FINANCING ACTIVITIES
Principal payments on long-term debt	(16,742)	(44,265)
Cash proceeds from long-term debt	16,742	41,502
Debt issuance costs	—	(230)
Common stock repurchased as part of share repurchase program	(4,963)	(8,563)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(799)	(1,036)
Cash proceeds from exercise of options and ESPP	1,346	336
NET CASH USED IN FINANCING ACTIVITIES	(4,416)	(12,256)

Net change in cash and cash equivalents	5,922	428
Cash and cash equivalents, beginning of period	3,186	527
Cash and cash equivalents, end of period	$9,108	$955